Exhibit 99.1

Contact:  Steve Pickman, 913-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. ANNOUNCES FY 2010 THIRD QUARTER RESULTS

Highlights

•                  Company reports Q3 diluted loss of $0.14 per share vs. year ago diluted loss per share of $0.38

•                  Fiscal 2010 Q3 net loss includes a loss of $1.5 million ($0.09 per share) from joint venture operations due mainly to joint venture start-up costs

•                  Pre-tax income for ingredient and distillery segments up significantly compared with one year ago

•                  Debt reduced by $26 million since start of fiscal 2010

•                  Value-added products continue to grow as a percentage of total sales, supporting expectations of a more profitable Q4 performance

ATCHISON, Kan., May 11, 2010 - MGP Ingredients, Inc. (Nasdaq/MGPI) today reported a net loss of $2,254,000, or $0.14 in diluted loss per share, for the third quarter of fiscal 2010, which ended March 31, 2010. This compares with a net loss of $6,248,000, or $0.38 in diluted loss per share, for the third quarter of fiscal 2009. Current year third quarter results reflect start-up costs and low initial production volumes related to the formation of the previously announced Illinois Corn Processing (ICP), LLC joint venture.  Exceptional factors that negatively impacted results during the quarter consisted of lower deliveries due to the impact of extremely frigid weather and lingering periods of heavy snow accumulations in much of the Midwest, along with a temporary electrical outage that affected operations at the Atchison, Kan., facility.  Total sales in the third quarter of fiscal 2010 were $46,716,000, a 14 percent decrease from sales of $54,562,000 for the same period one year ago.  The sales decline was principally due to the company’s planned reduction in sales of fuel grade alcohol and resulting lower sales of distillers feed, the principal co-product of the alcohol production process.

For the first nine months of fiscal 2010, the company had net income of $6,262,000, or $0.37 in diluted earnings per share, on sales of $138,472,000.  That compares to a net loss of $66,207,000, or $3.99 in diluted loss per share, on sales of $226,824,000 for the first nine months of the prior fiscal year.

“As we move forward in the final quarter of this fiscal year, we anticipate a return to profitability and our business performance to be more closely reflective of our new focus on value-added specialty ingredients and high-quality food grade alcohol,” said Tim Newkirk, president and chief executive officer.  “We’ve made significant progress during the year, starting with sales growth in our value-added specialty ingredients.  Following lengthy product development cycles, our fiber and textured protein platforms are finding their way into new formulations of prepared packaged foods, including frozen, refrigerated and microwavable items.  A big contributing factor to our success has been the added sales and application support for these key areas.  MGPI is poised to expand its market share and its reputation as a leading resource of dietary fiber with our unique and highly effective Fibersym® resistant wheat starch.  At the same time, the new sales mix has produced a dramatically improved profit profile from a year ago.  Our strategic restructuring plan included a significant decrease in sales of commodity products and a company-wide reduction in operating costs.  The early evidence of our strategy can be seen in our gross margins, where to date we are ahead of our stated annual target.”

Newkirk noted, “In completing our recent business transformation process, there were a number of related transactions and one-time events that impacted our results in each of the past two quarters.  The most recent quarter included significant start-up expenses in support of ramping up alcohol production at our ICP joint venture in Pekin, Illinois.  Our efforts there were hampered by winter weather in the first two months of the quarter, affecting the amount of alcohol available for delivery and sale.  The plant became significantly more operational in March.  As a result we ended the quarter running closer to planned volumes.  Also in the quarter, operations at our Atchison facility were affected for approximately a week by an electrical supply disruption, which has since been corrected.

“While we had to absorb extra costs for bringing our Pekin joint venture on line during the current year’s third quarter, the facility is now up and running at a more optimal rate.  Based on current order rates for our high quality food grade alcohol, we expect this facility to make increasing contributions to our sales and operating profits.  The next milestone for the facility will be to achieve full production rates and optimized cost efficiencies.  All things being equal, this will greatly reduce our loss below the operating line and enhance our net income.”

-more-

John Speirs, chairman of the company’s board of directors, stated, “Compared to the prior fiscal year, MGPI has made great strides this year in restoring profitability.  While we have further to go, our near-term focus in ingredients remains on leveraging our R&D resources and optimizing our production capacity.  Simultaneously, with additional distillery capacity coming back on stream, we can now begin to more aggressively explore new growth opportunities across our core alcohol customer base.”

Speirs added, “Debt reduction has been another significant achievement in fiscal 2010.  Our net debt has declined from $33.3 million at the beginning for the fiscal year to $7.0 million at the end of the third quarter.”

Ingredient Solutions Segment

•                  Sales of specialty proteins and starches accounted for 94 percent of all sales in the ingredient solutions segment during the third quarter.  Total ingredient solutions sales revenue of $14.1 million for the third quarter represented a decrease of 13 percent compared to the same quarter a year ago.  This decline was principally due to the planned reduction in sales of commodity and other low or negative margin ingredients.

•                  Combined revenues from commodity ingredients, primarily vital wheat gluten and commodity starch, decreased by $1.5 million, or 65 percent, for the third quarter compared to the prior year period. Revenues for specialty starches decreased by $0.5 million, or 12 percent, due to lower unit sales and decreased unit pricing.  Revenues for specialty proteins rose by approximately $0.2 million, or 4 percent, over the prior year’s quarter due to higher unit sales.

•                  Ingredient solutions pre-tax profits improved to $2.2 million compared with pre-tax income of $1.4 million in the prior year’s third quarter. Profit margins improved compared to a year ago due to the elimination of unprofitable product lines and the resulting improved sales mix of value-added ingredients.  Lower flour costs were also a contributing factor, with the per-pound cost of flour declining by 17 percent compared to the year ago quarter.

Distillery Products Segment

•                  Although third quarter food grade alcohol sales declined by $915,000, or 3 percent, compared to a year ago, due mainly to lower volume and a decrease in per-unit pricing, this area comprised 82 percent of distillery segment sales for the quarter.  The Company also reported a $2.2 million reduction in distillers feed sales.  This coincided with the changes in operations at the Pekin, Ill., facility, and lower unit pricing.

•                  Total distillery products sales revenue for the third quarter was $31.9 million, a decrease of 14 percent, compared to the prior year’s third quarter. The majority of this decrease was attributable to the planned curtailment of fuel grade alcohol production.  Revenues from fuel grade alcohol declined by $2.3 million, or 48 percent, compared to the same period a year ago. A short-term operating disruption at the Company’s Atchison facility resulted in higher than normal fuel alcohol production until beverage alcohol volumes could be restored.

•                  Distillery products pre-tax profits of $1.9 million were up significantly from pre-tax income of $41,000 during the same quarter a year ago despite lower year-over-year sales revenue in this segment.  The improved profit performance compared to a year ago resulted principally from the company’s strategic focus on the production and sales of high quality food grade alcohol.  While pre-tax distillery profits were adversely affected by start-up costs and low production volumes at the ICP joint venture in Pekin, combined with the short-term increase in fuel grade alcohol production at the Atchison facility, this segment benefitted from lower cost of sales related to a decrease in the average price of natural gas.  For the third quarter, the per-bushel cost of corn was approximately even with the third quarter of fiscal 2009, while the per-million cubic foot cost of natural gas averaged 38 percent lower than a year ago.

Other Segment

•                  Sales in the other segment for the third quarter were approximately $602,000, a decrease of approximately 41.7 percent compared to the previous year’s third quarter. The decline was primarily the result of lower sales of pet products, which the company discontinued producing last August.  Sales of plant-based biopolymers increased approximately 99 percent over the prior year and now comprise the majority of this segment’s revenues.

•                  Pre-tax profit for this emerging growth area was roughly breakeven compared with a loss of $162,000 in the prior year’s third quarter.

Recent Trends and Outlook

Newkirk noted, “Our transformation to a more focused and more profitable company has been no small feat.  With a solid base of core customers on one hand and strong banking relationships on the other we were able to endure a very difficult economy over this past year and still improve our bottom line while meeting our financial obligations.

“We are just beginning to realize our potential.  We have our sights clearly set on building market share in our principal segments that serve branded packaged goods companies.  In ingredients, we are greatly encouraged by the high level of activity in our product pipeline, with some of our key projects turning into new customer commitments.  Sales of our Fibersym® RW resistant wheat starch continue to grow, due in part to our recent distribution arrangement with a major, longstanding distributor to the food industry.  This relationship provides not only added sales coverage, but also increased technical know-how to properly service a diverse set of customers.  As we grow our revenues over time, we would expect our improved cost structure to generate more consistent profitability and strong cash flows.

“Most of what we accomplished to date can be considered cornerstones in our new foundation.  We reduced the company’s physical footprint and achieved a more appropriate capital structure.  We reconfigured our ingredients segment with a greater emphasis on innovation and sales development.  Our distillery segment is now focused on expanding sales in high quality food grade alcohol, while the earnings volatility and commodity risk from fuel grade alcohol has been greatly minimized.  Meanwhile, a lot of activity is taking place behind the scenes, including the hiring of key personnel and the implementation of more robust business reporting systems.”

Newkirk concluded, “As we enter the final quarter of this fiscal year, I anticipate our results being more representative of the new MGPI.  The short-term events that impacted our reported results in the third quarter are largely behind us.  If current sales trends continue, we are well positioned to conclude the fiscal year with strong profitability.  More importantly, we will have established a clear path for growth going forward.”

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value—added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “encouraged,” “hopeful,” “opportunities,” “potential,” “should,” “may,” “will,” “could” and or the negatives of these terms or variations of them or similar terminology.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) our ability to manage our cash flows,  (ii) the ability to ramp up production and effectively operate the Illinois Corn Processing, LLC (“ICP”) joint venture, (iii) our ability to maintain compliance with all applicable loan agreement covenants, (iv) the availability and cost of grain and fluctuations in energy costs, (v) an increase in interest rates,  (vi) disruptions in operations at our Atchison facility, (vii) competitive environment and related market conditions, (viii) our ability to realize operating efficiencies, (ix) the effectiveness of our hedging programs, (x) and actions of governments.  For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands, except per share)	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
Net Sales	$46,716	$54,562	$138,472	$226,824
Cost of Sales	41,749	54,471	115,158	267,068
Gross Profit (Loss)	$4,967	$91	$23,314	$(40,244)

Selling, General and Administrative Expenses	5,075	5,067	14,675	16,919
Other operating costs	521	2,076	1,773	2,076
Impairment of long lived assets	—	—	—	8,931
Severance and early retirement costs	—	—	—	3,288
Loss on joint venture formation	—	—	3,047	—
Gain on sales of assets	—	—	(700)	—
Other restructuring costs	—	—	—	5,241
Income (Loss) from Operations	$(629)	$(7,052)	$4,519	$(76,699)

Other Income, Net	1	21	24	95
Interest Expense	(280)	(705)	(1,606)	(2,230)
Joint venture operations	(1,541)	(45)	(1,439)	(79)
Income (Loss) Before Income Taxes	$(2,449)	$(7,781)	$1,498	$(78,913)

Provision (benefit) for Income Taxes	(195)	(1,533)	(4,764)	(12,706)
Net Income (Loss)	$(2,254)	$(6,248)	$6,262	$(66,207)

Other Comprehensive Income (Loss), net of tax:	(4)	(9)	(1)	(2,186)
Comprehensive Income (Loss)	$(2,258)	$(6,257)	$6,261	$(68,393)

Basic Earnings/(Loss) Per Common Share	$(0.14)	$(0.38)	$0.38	$(3.99)
Diluted Earnings/(Loss) Per Common Share	$(0.14)	$(0.38)	$0.37	$(3.99)

Weighted average shares outstanding — Basic	16,673,075	16,598,582	16,649,673	16,580,969
Weighted average shares outstanding — Diluted	16,673,075	16,598,582	17,003,662	16,580,969

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	March 31, 2010	June 30, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$822	$178
Restricted cash	810	203
Receivables	20,535	18,403
Inventories	15,386	20,400
Prepaid expenses	2,904	980
Deposits	1,835	980
Deferred income taxes	639	1,218
Refundable income taxes	543	6,045
Assets held for sale	—	32,380
Total Current Assets	$43,474	$80,787

Property and Equipment, At Cost	163,899	163,345
Less accumulated depreciation	(106,211)	(100,036)
Net property, plant & equipment	$57,688	$63,309

Investment in joint ventures	14,393	238
Other assets	969	798
TOTAL ASSETS	$116,524	$145,132

Capital Structure
Net Investment in:
Cash and cash equivalents	$822	$178
Working capital	16,977	31,064
Property, plant and equipment	57,688	63,309
Other assets	15,362	1,036
Total	$90,849	$95,587

(Dollars in thousands)	March 31, 2010	June 30, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities on long-term debt	$696	$3,147
Liabilities related to assets held for sale	—	2,725
Revolving credit facility	4,081	17,833
Accounts payable	10,765	19,864
Accounts payable to affiliate	3,676	—
Accrued expenses	6,457	5,976
Total Current Liabilities	$25,675	$49,545
Other Liabilities:
Long-term debt	$2,253	$9,632
Deferred credit	5,596	6,190
Accrued retirement benefits	9,234	8,799
Other non-current liabilities	2,688	5,864
Noncurrent deferred income taxes	639	1,218
Total Liabilities	$46,085	$81,248

Stockholders’ Equity	70,439	63,884
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$116,524	$145,132

Financed By:

Long-term debt*	$2,253	$9,632
Deferred liabilities	18,157	22,071
Stockholders’ equity	70,439	63,884
Total	$90,849	$95,587

*Excludes short-term portion.  Short- term portion is included within working capital.